AMS Technologies to Become the Exclusive European Distributor for LightPath Technologies

LightPath Technologies and AMS Technologies Have Signed a Master Distributor Contract Designating AMS Technologies to Be the Exclusive Distributor for LightPath Technologies Products Throughout Europe

ORLANDO, FL -- (Marketwire - June 15, 2009) - LightPath Technologies, Inc. (NASDAQ: LPTH) and AMS Technologies have signed a master distribution contract designating AMS Technologies as the exclusive distributor of LightPath Technologies' products throughout Europe. This contract expands on AMS Technologies' current role as distributor for Germany and Austria.

The new agreement expands AMS Technologies' role by integrating LightPath's sales & marketing efforts in the region. Under the new agreement, AMS Technologies will become a central hub for LightPath's business in Europe by providing local sales support, technical assistance and a consolidated inventory location for our customers throughout the region. AMS Technologies will also direct all promotional activities such as advertising and trade shows throughout Europe. AMS Technologies serves regional markets from local sales offices in France, Germany, Italy, Spain and the United Kingdom.

Jim Gaynor commented, "LightPath Technologies over the last 18 months has been executing its strategy of improving its cost structure, expanding its markets and addressing higher volumes. A key part of this strategy is to improve our channels to our markets. LightPath has had an excellent and very successful relationship with AMS Technologies in Germany and we are pleased and quite excited to now expand this relationship by working with AMS Technologies throughout all of Europe."

About AMS Technologies:

Founded in 1982, AMS Technologies is a leading distributor of high-tech components, systems and instruments in Europe today. Headquartered in Martinsried/Munich, Germany, the company serves regional markets from local sales offices in the United Kingdom, France, Italy and Spain. AMS Technologies represents approved global technology leaders and new to market companies that develop innovative, leading edge products in the fields of optoelectronics, thermal management and high power electronics. For further information about AMS Technologies, please look at www.ams.de.

About LightPath Technologies

LightPath manufactures optical products including precision molded aspheric optics, GRADIUM® glass products, proprietary collimator assemblies, laser components utilizing proprietary automation technology, higher-level assemblies and packing solutions. LightPath has a strong patent portfolio that has been granted or licensed to us in these fields. LightPath common stock trades on the Nasdaq Capital Market under the stock symbol LPTH. For more information visit www.lightpath.com

This news release includes statements that constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. This information may involve risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, factors detailed by LightPath Technologies, Inc. in its public filings with the Securities and Exchange Commission. Except as required under the federal securities laws and the rules and regulations of the Securities and Exchange Commission, we do not have any intention or obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts:

LightPath Technologies
Ray Pini
Director of Marketing
LightPath Technologies, Inc.
Phone: +1-407-382-4003 x336
Email: rpini@lightpath.com
Internet:  www.lightpath.com

AMS Technologies:
Igor Radivojevic
AMS Technologies AG
Phone: ++49(0)89 895 77 420
Email: iradivojevic@ams.de
Internet: www.ams.de